UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act
of 1934

Date of Report (Date of earliest event reported): July 21, 2016

OCEAN POWER TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33417	22-2535818

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1590 Reed Road Pennington, NJ	08534

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (609) 730-0400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On July 21, 2016, Ocean Power Technologies, Inc. (the “Company”) issued a press release announcing that it intends to offer shares of its common stock and warrants to purchase common stock in a best efforts public offering (the “New Offering”). The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering. Roth Capital Partners is acting as the sole placement agent for the offering. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by this reference.

Also, on July 21, 2016, the Company entered into Amendment No. 2 (the “Amendment”) to the Securities Purchase Agreement (the “Purchase Agreement”), dated as of June 2, 2016 and amended as of June 6, 2016, by and among the Company and certain investors signatory thereto (the “Purchasers”). Pursuant to the Amendment, the Purchasers agreed to exclude the New Offering from the agreement by the Company in Section 4.12 of the Purchase Agreement not to issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of the Company’s common stock or other securities for 60 days after the June 7, 2016 closing of the Purchase Agreement. In accordance with the Purchase Agreement, the Amendment was executed by Purchasers that purchased, in the aggregate, at least 50.1% in interest of the shares of common stock of the Company sold pursuant to the Purchase Agreement.

The foregoing description of the Amendment is not complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of the form of which is attached to this report as Exhibit 99.2.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release of Ocean Power Technologies, Inc. dated July 21, 2016.

99.2     Form of Amendment No. 2, dated as of July 21, 2016, to the Securities Purchase Agreement, dated as of June 2, 2016, by and among Ocean Power Technologies, Inc. and the investors signatory thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCEAN POWER TECHNOLOGIES, INC.

Date: July 21, 2016	By:	/s/ Mark A. Featherstone
Mark A. Featherstone
Chief Financial Officer